Exhibit (g)(4)

September 19, 2013

State Street Bank and Trust Company

200 Clarendon Street

Boston, MA 02116

Attention: Russell M. Donohoe

Re:  MASTER CUSTODIAN AGREEMENT – NEW PORTFOLIOS

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established one (1) new series of shares to be known as the American Century Quantitative Equity Funds, Inc. – Emerging Markets Value Fund (the “New Portfolio”).

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement dated as of July 29, 2011 (the “Custodian Agreement”) by and among each Fund party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for its respective New Portfolio under the terms of the Custodian Agreement. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the Custodian Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Custodian Agreement.

Kindly indicate your acceptance of the foregoing by executing two copies of this letter agreement, returning one to the Fund and retaining one for your records.

Sincerely,

American Century Quantitative Equity Funds, Inc. on behalf of the New Portfolio.

By: /s/ Robert J. Leach

Name: Robert J. Leach

Title: Vice President, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By: /s/ Michael F. Rogers

Name: Michael F. Rogers

Title: Executive Vice President, Duly Authorized

Effective Date: October 31, 2013